                      [PULASKI FINANCIAL CORP. LETTERHEAD]


                PULASKI FINANCIAL REPORTS IMPROVED ASSET QUALITY;
                  FOURTH QUARTER NET INCOME TOTALS $2.3 MILLION

        o    ASSET QUALITY IMPROVES DURING QUARTER:
             o  NON-PERFORMING ASSETS DECLINE 2%
             o  CHARGE-OFFS DECLINE TO AN ANNUALIZED RATE OF 0.11%
        o    NET INTEREST INCOME GROWS 19% FOR QUARTER AND 17% FOR YEAR
        o    RETAIL BANKING REVENUES INCREASE 18% FOR QUARTER AND 13% FOR YEAR
        o    DEMAND FOR PORTFOLIO LOANS STRONG WITH 21% ANNUAL GROWTH IN
             LOANS RECEIVABLE
        o    CORE DEPOSITS EXPAND 5% DURING QUARTER AND 23% FOR YEAR

ST. LOUIS, OCTOBER 23, 2007--Pulaski Financial Corp. (NASDAQ Global Select:
PULB) today announced earnings for the quarter ended September 30, 2007 of $2.3 million, or $0.23 per diluted share, compared with earnings of $2.6 million, or $0.26 per diluted share, for the same quarter last year. For the year, earnings were $9.0 million, or $0.88 per diluted share, compared with $9.8 million, or $1.01 per diluted share, in fiscal 2006.

The Company noted that results for fiscal 2006 included a $2.5 million gain on the sale of its Kansas City branch location, partially offset by a $250,000 charitable contribution to a St. Louis community-based organization. These two items had a net favorable impact on diluted earnings per share of $0.15 for the year ended September 30, 2006. The Company also noted that earnings for fiscal 2007 were negatively impacted by a $3.9 million provision for loan losses, which was a $2.4 million increase compared to the previous year.

Chairman and CEO William A. Donius commented, "We were pleased to see improvements in asset quality during the quarter, and we are encouraged by the continued low level of charge-offs, which totaled $1.3 million, or 0.13% of average loans, for the year. The decline in the national housing market remains a concern, but we believe that any future credit problems that we might encounter in our residential loan portfolio will be far less severe than those the national market has experienced."

NET INTEREST INCOME INCREASES ON STRONG LOAN AND CORE DEPOSIT GROWTH
Net interest income rose 19% to $7.9 million for the fourth fiscal quarter of 2007 compared with $6.7 million for the same 2006 period, and was up 9% compared with the third fiscal quarter of 2007. Net interest income rose 17% to $29.0 million in fiscal 2007 compared with $24.8 million for the previous fiscal year. The growth in net interest income was fueled by strong growth in loans and deposits.

The Company's loan portfolio grew 21%, or $164.6 million, during the year to $949.8 million at September 30, 2007. For the quarter, loans receivable increased 3%, or $30.4 million. Commercial real estate and commercial and industrial loans accounted for approximately 54% and 60% of this growth for the three- and twelve-month periods, respectively. At September 30,

2007, the Company had a pipeline of approved but unclosed commercial loans totaling $54.8 million and another $383 million in pending loan applications. Donius commented, "We've historically demonstrated the ability to generate quality assets in all areas of the bank. This was evident in the current quarter in our commercial lending group, who continued to grow and perform at a very high level. We added key personnel to this group during each of the last two quarters."

Also contributing to the increase in net interest income was growth in total deposits, including core deposits, which are generally the Company's lowest-cost funding source. Core deposit growth has been one of Pulaski's primary strategic objectives. The Company is achieving this objective, in part, by increasing its physical footprint in key business centers of St. Louis, including new bank locations in Richmond Heights, downtown St. Louis and Clayton. This strategy has yielded immediate success as core deposits rose 23%, or $59.1 million, during the year to $317.7 million at September 30, 2007. Total deposits increased $179.9 million to $835.5 million at September 30, 2007.

The net interest margin increased during the September 2007 quarter to 3.03% from 2.87% for the quarter ended June 30, 2007, but decreased from 3.07% for the quarter ended September 30, 2006. The increase from June 30, 2007 was the result of strong growth in the Company's loan portfolio and in deposits, which are generally available at interest rates lower than the Company's other funding sources. The decline from the September 30, 2006 quarter was due primarily to strong competition for loan originations, which created pressure on loan yields.

ASSET QUALITY IMPROVES
Asset quality improved during the quarter as the balance of non-performing assets declined from $15.3 million, or 1.35% of total assets, at June 30, 2007 to $15.0 million, or 1.32% of total assets, at September 30, 2007. The Company's largest non-performing asset at September 30, 2007 was a $2.6 million loan secured by commercial real estate that was classified as non-accrual. Management is optimistic it will work out of this non-performing asset in the near future and believes the loan was adequately collateralized at September 30, 2007.

Net charge-offs for the quarter ended September 30, 2007 were $267,000, or 0.11% of average loans on an annualized basis, compared with $422,000, or 0.17% of average loans on an annualized basis, for the June 2007 quarter and $168,000, or 0.08% of average loans on an annualized basis, for the quarter ended September 30, 2006. For the year, net charge-offs were $1.3 million, or 0.13% of average loans, in 2007 compared with $772,000, or 0.09% of average loans, in 2006. Net charge-offs for the current year primarily included $874,000 in charge-offs on single-family residential mortgage loans and $239,000 in charge-offs on commercial real estate and construction loans.

The provision for loan losses increased $339,000 to $689,000 for the quarter ended September 30, 2007 compared with $350,000 for the same quarter the year before, but dropped $1.2 million from $1.9 million for the quarter ended June 30, 2007. The provision for loan losses in the current-year quarter related primarily to growth in the Company's performing loan portfolio, including substantial growth in commercial loans, which carry a higher level of inherent risk than residential loans, and also to charge-offs. For the year, the provision for loan losses totaled $3.9 million in 2007 compared with $1.5 million in 2006. The ratios of the allowance for loan losses to total loans and to non-performing loans were 1.02% and 88.09%, respectively, at September 30, 2007 compared with 0.92% and 110.91%, respectively, at September 30, 2006.

MORTGAGE REVENUES DECLINE WHILE OTHER REVENUES SHOW STRONG GROWTH
Total non-interest income decreased $239,000, or 8%, to $2.9 million for the quarter ended September 30, 2007 compared with $3.2 million for the same 2006 quarter. For the year, non-interest income decreased $738,000, or 5%, to $12.8 million in 2007 compared with $13.5 million for the prior fiscal year. The Company completed the sale of its only depository branch in Kansas City, Missouri during February 2006 resulting in a $2.5 million gain. Excluding this gain, non-interest income rose $1.7 million, or 16%, for 2007.

The decline in total non-interest income for the quarter was primarily due to a $553,000 drop in mortgage revenues to $774,000 for the quarter ended September 30, 2007 compared with mortgage revenues of $1.3 million in the prior-year quarter. Consistent with national trends, significant volatility in the real estate loan market resulted in a 23% decline in the volume of mortgage loans originated for sale by the Company during the quarter. This volatility also created losses on ineffective hedges of the Company's pending mortgage loan application pipeline. "The Company has temporarily suspended its mortgage hedging practices until rates in the mortgage loan market become more stable," Donius commented. For the year, mortgage revenues declined slightly to $4.8 million in 2007 compared with $4.9 million in 2006.

Retail banking fees increased 18% to $959,000 for the quarter ended September 30, 2007 compared with the same quarter in 2006 and increased 13% to $3.4 million for the year ended September 30, 2007 compared with the same 2006 period. The increases were driven by strong deposit growth.
`
Revenues from the Company's appraisal services totaled $338,000 for the quarter and exceeded $1 million for the year. With operations beginning in July 2006, the Company's appraisal division has rapidly become a strong contributor to earnings, operating at an efficiency ratio of approximately 65%.

NON-INTEREST EXPENSE
Non-interest expense rose to $6.7 million in the fourth quarter, an increase of $1.2 million, or 23%, over the same quarter last year primarily as the result of an increase in compensation and employee benefits expense and occupancy, equipment and data processing expense. Compensation and employee benefits expense, which represented approximately 49% of total non-interest expense for the quarter, increased to $3.2 million compared with $2.6 million in the same period a year ago. This was due mostly to the addition of employees hired to staff the new banking locations and staff expansion necessary to support loan activity. Occupancy, equipment and data processing expense increased to $1.6 million compared with $1.3 million in the same period a year ago primarily as the result of the Company's new locations.

OUTLOOK
"We expect to see continued growth in loans receivable and core deposits which will generate additional net interest income and strengthen 2008 earnings. Our asset quality improved during the quarter and we are optimistic that the changes we made in our underwriting policies and practices will have lasting benefits resulting in steady improvement in our asset quality. Our new bank locations are expected to quickly attract valuable core deposits, but will have their largest negative impact on earnings in the first quarter of fiscal 2008. We are confident this investment in our future will produce strong returns as early as fiscal 2009 and will add significant value to our franchise," Donius stated.

"Given these trends, we expect to see stronger results next year resulting in high single-digit to low double-digit percentage growth in our 2008 diluted earnings per share compared with fiscal 2007. However, the entire banking industry is operating in a challenging environment caused by uncertainties in the national housing and mortgage sectors, volatile interest rates and ongoing national credit concerns. Volatility in the secondary mortgage market had a significant negative impact on our fourth quarter 2007 earnings. We cannot fully predict the impact these external market factors will have on our 2008 results," Donius continued.

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss fourth quarter results and other developments tomorrow, October 24, 2007, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT). The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/dce.aspx?sid=000046AA.
                              -------------------------------------------
Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay through November 7, 2007 at 877-660-6853, account number 3055 and conference I.D. 258811.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through twelve full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The Company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2006, and our Quarterly Report on Form 10-Q for the quarters ending December 31, 2006, March 31, 2007 and June 30, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

FOR ADDITIONAL INFORMATION CONTACT:
William A. Donius, Chairman & CEO                 Tad Gage or Woody Wallace
Pulaski Financial Corp.                           The Investor Relations Company
(314) 878-2210 Ext. 3610                          (312) 245-2700

                                TABLES FOLLOW...


                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                             SEPTEMBER 30,           JUNE 30,             SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                 2007                  2007                   2006
                                                        --------------         ------------           ------------
Total assets                                               $1,131,457           $1,135,660              $ 962,467
Loans receivable, net                                         949,826              919,397                785,199
Allowance for loan losses                                      10,421                9,999                  7,817
Loans held for sale, net                                       58,536               85,367                 60,452
Investment securities (includes equity securities)             16,988               14,899                 17,449
FHLB stock                                                      8,306                8,892                  9,524
Mortgage-backed & related securities                            3,027                3,167                  3,631
Cash and cash equivalents                                      23,675               36,072                 22,123
Deposits                                                      835,489              825,569                655,577
FHLB advances                                                 158,400              168,000                172,800
Subordinated debentures                                        19,589               19,589                 19,589
Stockholders' equity                                           80,804               80,199                 75,827
Book value per share                                            $8.13                $8.04                  $7.62

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                  1.16%                1.22%                  0.83%
Nonperforming assets as a percent of total assets                1.32%                1.35%                  1.02%
Allowance for loan losses as a percent of total loans            1.02%                0.99%                  0.92%
Allowance for loan losses as a percent of nonperforming loans   88.09%               80.82%                110.91%

                                                                 THREE MONTHS                             TWELVE MONTHS
SELECTED OPERATING DATA                                       Ended September 30,                       Ended September 30,
                                                        -----------------------------               ---------------------------
(DOLLARS IN THOUSANDS)                                    2007                 2006                   2007               2006
                                                        --------             --------               --------           --------
Interest income                                         $ 19,295             $ 15,653               $ 70,811           $ 53,843
Interest expense                                          11,383                8,982                 41,834             29,027
                                                        --------             --------               --------           --------

    Net interest income                                    7,912                6,671                 28,977             24,816
Provision for loan losses                                    689                  350                  3,855              1,501
                                                        --------             --------               --------           --------

    Net interest income after provision for loan losses    7,223                6,321                 25,122             23,315
                                                        --------             --------               --------           --------

Retail banking fees                                          959                  816                  3,415              3,033
Mortgage revenues                                            774                1,326                  4,845              4,862
Revenue from title company operations                        174                  183                    844                742
Revenue from investment division operations                  128                  179                    663                598
Revenue from appraisal division operations                   338                  186                  1,021                186
Gain on sale of securities                                   129                   67                    273                123
Gain on sale of branch                                         -                    -                      -              2,474
Other                                                        438                  423                  1,750              1,531
                                                        --------             --------               --------           --------
    Total non-interest income                              2,940                3,180                 12,811             13,549
                                                        --------             --------               --------           --------

Compensation expense                                       3,248                2,564                 12,375             10,445
Occupancy, equipment and data processing                   1,625                1,321                  5,760              5,083
Advertising                                                  411                  381                  1,424              1,124
Professional services                                        374                  294                  1,353              1,237
Real estate foreclosure expense and losses, net              134                  136                    482                228
(Gain) loss on derivative financial instruments             (142)                (140)                  (586)               194
Charitable donations                                          19                   48                    123                373
Other                                                        993                  811                  3,518              2,917
                                                        --------             --------               --------           --------
    Total non-interest expense                             6,662                5,415                 24,449             21,601
                                                        --------             --------               --------           --------

Income before income taxes                                 3,501                4,086                 13,484             15,263
Income taxes                                               1,193                1,468                  4,501              5,425
                                                        --------             --------               --------           --------
    Net income                                           $ 2,308              $ 2,618                $ 8,983            $ 9,838
                                                        ========             ========               ========           ========

PERFORMANCE RATIOS
Return on average assets                                   0.82%                1.11%                  0.85%              1.14%
Return on average equity                                  11.16%               13.73%                 11.07%             14.98%
Interest rate spread                                       2.67%                2.76%                  2.63%              2.87%
Net interest margin                                        3.03%                3.07%                  2.97%              3.12%

SHARE DATA
Weighted average shares outstanding-basic              9,778,411            9,787,193              9,814,396          9,205,525
Weighted average shares outstanding-diluted           10,222,156           10,256,175             10,255,702          9,717,733
EPS-basic                                                  $0.24                $0.27                  $0.92              $1.07
EPS-diluted                                                $0.23                $0.26                  $0.88              $1.01
Dividends                                                 $0.090               $0.085                  $0.35              $0.33

                             PULASKI FINANCIAL CORP.
             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued

LOANS RECEIVABLE                                      SEPTEMBER 30,         JUNE 30,              SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                    2007                 2007                   2006
                                                      -------------        -------------          -------------
Real estate mortgage:
  One to four family residential                       $ 332,206            $ 330,703              $ 314,746
  Multi-family residential                                30,219               24,660                 13,629
  Commercial real estate                                 200,206              192,192                150,529
                                                       ---------            ---------              ---------
       Total real estate mortgage                        562,631              547,555                478,904
                                                       ---------            ---------              ---------
Real estate construction and development:
  One to four family residential                          45,428               41,776                 31,985
  Multi-family residential                                13,899               13,978                  6,042
  Commercial real estate                                  39,594               31,981                 19,168
                                                       ---------            ---------              ---------
       Total real estate construction and development     98,921               87,735                 57,195
                                                       ---------            ---------              ---------

Commercial & Industrial loans                             77,642               76,927                 48,785
Equity line of credit                                    219,539              215,119                207,153
Consumer and installment                                   6,918                6,845                  6,276
                                                       ---------            ---------              ---------
                                                         965,651              934,181                798,313
                                                       ---------            ---------              ---------
Add (less):
  Deferred loan (costs) fees                               5,163                5,197                  4,879
  Loans in process                                       (10,567)              (9,982)               (10,176)
  Allowance for loan losses                              (10,421)              (9,999)                (7,817)
                                                       ---------            ---------              ---------
                                                         (15,825)             (14,784)               (13,114)
                                                       ---------            ---------              ---------
       Total                                           $ 949,826            $ 919,397              $ 785,199
                                                       =========            =========              =========

Weighted average rate at end of period                     7.44%                7.62%                  7.50%
                                                       =========            =========              =========


                                                     SEPTEMBER 30, 2007       JUNE 30, 2007         SEPTEMBER 30, 2006
                                                   ----------------------   --------------------   --------------------
                                                                 WEIGHTED               WEIGHTED             WEIGHTED
DEPOSITS                                                         AVERAGE                AVERAGE              AVERAGE
(DOLLARS IN THOUSANDS)                                           INTEREST               INTEREST             INTEREST
                                                      BALANCE      RATE     BALANCE       RATE     BALANCE     RATE
                                                   -------------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                         $ 57,005  0.00%     $  54,262    0.00%      $ 38,830  0.00%
   Interest-bearing checking                              57,815  1.79%        62,424    1.75%        53,448  1.66%
   Money market                                          173,950  4.05%       155,992    4.28%       134,383  4.12%
   Passbook savings accounts                              28,909  0.29%        30,030    0.27%        31,895  0.39%
                                                      ----------           ----------             ----------
        Total demand deposit accounts                    317,679  2.57%       302,708    2.59%       258,556  2.53%
                                                      ----------           ----------             ----------
Certificates of Deposit: (1)
    $100,000 or less                                     239,401  5.45%       236,274    5.39%       207,900  5.02%
    Greater than $100,000                                278,409  4.73%       286,587    4.74%       189,121  4.43%
                                                      ----------           ----------             ----------
        Total certificates of deposit                    517,810  5.06%       522,861    5.03%       397,021  4.74%
                                                      ----------           ----------             ----------
         Total deposits                                $ 835,489  4.11%     $ 825,569    4.14%     $ 655,577  3.87%
                                                      ==========           ==========             ==========

 (1) Includes brokered deposits                        $ 190,445            $ 208,236              $ 118,500
                                                      ==========           ==========             ==========


                             PULASKI FINANCIAL CORP.
               NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                   (UNAUDITED)

NONPERFORMING ASSETS                                  SEPTEMBER 30,         JUNE 30,              SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                    2007                2007                    2006
                                                      -------------        -------------          -------------
Non-accrual loans:
    Residential real estate                             $  2,082             $  2,058                $   794
    Commercial                                             3,708                3,238                      -
    Real estate-construction and development                   -                  144                      -
    Home equity                                              554                  652                    119
    Other                                                    105                  138                     27
                                                      ----------           ----------             ----------
        Total non-accrual loans                            6,449                6,230                    940
                                                      ----------           ----------             ----------
Accruing loans past due 90 days or more:
    Residential real estate                                2,564                2,317                  3,984
    Commercial                                                44                  383                    125
    Real estate-construction and development                   -                    -                      -
    Home equity                                            1,063                1,666                  1,456
    Other                                                    150                   25                     21
                                                      ----------           ----------             ----------
        Total accruing loans past due 90 days or more      3,821                4,391                  5,586
                                                      ----------           ----------             ----------
Restructured loans                                           210                  210                    220
Other nonperforming loans                                  1,351                1,542                    302
                                                      ----------           ----------             ----------
        Total non-performing loans                        11,831               12,373                  7,048
Real estate acquired in settlement of loans                3,090                2,892                  2,764
Other nonperforming assets                                    43                   43                     44
                                                      ----------           ----------             ----------
        Total non-performing assets                     $ 14,964             $ 15,308                $ 9,856
                                                      ==========           ==========             ==========


ALLOWANCE FOR LOAN LOSSES                           THREE MONTHS ENDED SEPTEMBER 30,    TWELVE MONTHS ENDED SEPTEMBER 30,
                                                    ---------------------------------   ---------------------------------
(DOLLARS IN THOUSANDS)                                    2007                2006        2007                  2006
                                                      ----------            ---------   ---------             --------
Allowance for loan losses,  beginning of period         $  9,999              $ 7,635    $  7,817              $ 6,806
Provision charged to expense                                 689                  350       3,855                1,501
Allowance for loans acquired in
   business combination                                        -                    -           -                  282
Loans charged-off                                           (283)                (171)     (1,293)                (782)
Recoveries of loans previously charged-off                    16                    3          42                   10
                                                      ----------            ---------   ---------             --------
Allowance for loan losses, end of period                $ 10,421              $ 7,817    $ 10,421              $ 7,817
                                                      ==========            =========   =========             ========



                             PULASKI FINANCIAL CORP.
                             AVERAGE BALANCE SHEETS
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                   -----------------------------------------------------------------------------
                                                            September 30, 2007                         September 30, 2006
                                                   -------------------------------------         -------------------------------
                                                                 INTEREST   AVERAGE                          INTEREST  AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND      YIELD/                 AVERAGE     AND     YIELD/
                                                      BALANCE    DIVIDENDS   COST                  BALANCE   DIVIDENDS  COST
                                                   -----------------------------------           -------------------------------
Interest-earning assets:
    Loans receivable                                 $   947,757  $ 17,837    7.53%                $  781,026  $ 14,340   7.34%
    Loans available for sale                              68,399     1,092    6.39%                    58,345       969   6.64%
    Other interest-earning assets                         29,804       366    4.91%                    28,897       344   4.76%
                                                     -----------  --------                         ----------  --------
        Total interest-earning assets                  1,045,960    19,295    7.38%                   868,268    15,653   7.21%
                                                                  --------                                     --------
Noninterest-earning assets                                77,326                                       73,050
                                                     -----------                                   ----------
        Total assets                                 $ 1,123,286                                   $  941,318
                                                     ===========                                   ==========

Interest-bearing liabilities:
    Deposits                                         $   773,185  $  8,725    4.51%                $  602,249  $  6,172   4.10%
    Borrowed money                                       192,975     2,658    5.51%                   205,438     2,809   5.47%
                                                     -----------  --------                         ----------  --------
        Total interest-bearing liabilities               966,160    11,383    4.71%                   807,687     8,981   4.45%
                                                                  --------                                     --------
Noninterest-bearing deposits                              52,079                                       36,998
Noninterest-bearing liabilities                           22,288                                       20,371
Stockholders' equity                                      82,759                                       76,262
                                                     -----------                                   ----------
        Total liabilities and stockholders' equity   $ 1,123,286                                   $  941,318
                                                     ===========                                   ==========
Net interest income                                               $  7,912                                     $  6,672
                                                                  ========                                     ========
Interest rate spread                                                         2.67%                                      2.76%
Net interest margin                                                          3.03%                                      3.07%

                                                                               TWELVE MONTHS ENDED
                                                   -----------------------------------------------------------------------------
                                                            September 30, 2007                         September 30, 2006
                                                   -----------------------------------           -------------------------------
                                                                 INTEREST   AVERAGE                          INTEREST  AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND      YIELD/                 AVERAGE     AND     YIELD/
                                                      BALANCE    DIVIDENDS   COST                  BALANCE   DIVIDENDS  COST
                                                   -----------------------------------           -------------------------------
Interest-earning assets:
    Loans receivable                                 $   878,057  $ 65,220    7.43%                $  716,045 $ 49,592   6.93%
    Loans available for sale                              64,415     3,992    6.20%                    48,518    3,000   6.18%
    Other interest-earning assets                         32,322     1,599    4.95%                    30,962    1,251   4.04%
                                                     -----------  --------                         ---------- --------
        Total interest-earning assets                    974,794    70,811    7.26%                   795,525   53,843   6.77%
                                                                  --------                                    --------
Noninterest-earning assets                                78,454                                       66,512
                                                     ------------                                  ----------
        Total assets                                 $ 1,053,248                                   $  862,037
                                                     ============                                  ==========

Interest-bearing liabilities:
    Deposits                                         $   713,051  $ 31,337    4.39%                $  552,626 $ 19,625   3.55%
    Borrowed money                                       191,257    10,497    5.49%                   191,166    9,402   4.92%
                                                     -----------  --------                         ---------- --------
        Total interest-bearing liabilities               904,308    41,834    4.63%                   743,792   29,027   3.90%
                                                                  --------                                    --------
Noninterest-bearing deposits                              47,605                                       31,365
Noninterest-bearing liabilities                           20,197                                       21,204
Stockholders' equity                                      81,138                                       65,676
                                                     -----------                                   ----------
        Total liabilities and stockholders' equity   $ 1,053,248                                   $  862,037
                                                     ===========                                   ==========
Net interest income                                               $ 28,977                                    $ 24,816
                                                                  ========                                    ========
Interest rate spread                                                         2.63%                                      2.87%
Net interest margin                                                          2.97%                                      3.12%



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